Our File No. 14672-1 / D/HIO/495174.1

Exhibit 5.1

CLARK, WILSON
BC'S Law Firm for Business
Barristers & Solicitors
Patent & Trade-Mark Agents
800 - 885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax 604.687.6314

August 15, 2003

SmarTire Systems Inc.
Richmond Corporate Centre
Suite 150 - 13151 Vanier Place
Richmond, BC V6V 2J1

Dear Sirs:

Re: Common Stock of SmarTire Systems Inc. Registered on Form SB-2 filed August 15, 2003

We have acted as counsel to SmarTire Systems Inc. (the "Company"), a corporation continued under the laws of the Yukon Territory, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of 61,110,935 shares of the Company's common stock (the "Shares") for resale. As further described in the Company's registration statement on Form SB-2 (the "Registration Statement") filed under the Securities Act on August 15, 2003:

(a) up to 32,517,948 Shares (the "Debenture Shares") are issuable to certain selling stockholders upon the conversion of principal and interest, or in payment of interest, under certain 8% convertible debentures;

(b) up to 26,153,844 Shares (the "Warrant Shares") are issuable to certain selling stockholders upon the exercise of outstanding common share purchase warrants issued in connection with private placement of the convertible debentures;

(c) up to 939,143 Shares (the "Placement Shares") are issuable to certain selling stockholders upon the exercise of outstanding common share purchase warrants issued in partial payment of placement fees;

(d) up to 1,000,000 Shares (the "Commitment Shares") are issuable to a selling stockholder upon the exercise of outstanding common share purchase warrants issued in payment of a commitment fee under an equity line of credit facility;

(e) up to 300,000 Shares (the "Advisory Shares") are issuable to a selling stockholder upon the exercise of outstanding common share purchase warrants issued in partial payment of an advisory fee; and

(f) 200,000 Shares (the "Engagement Shares") have been issued to a selling stockholder in payment of an engagement fee.

In connection with this opinion, we have examined the following documents:

(a) Articles of Continuance of the Company;

(b) By-Law No. 1 of the Company;

(c) Resolutions adopted by the Board of Directors of the Company pertaining to the Shares;

(d) The Registration Statement; and

(e) The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

As to certain questions of fact, we have relied, without further investigation, upon certificates of governmental authorities and of officers of the Company. Additionally, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

1. The Debenture Shares to which the Registration Statement and Prospectus relate have been duly authorized and, if and when issued upon the conversion of principal and interest, or in payment of interest, under the 8% convertible debentures in accordance with their terms, will be duly and validly authorized and issued, fully paid and non-assessable;

2. The Warrant Shares, Placement Shares, Commitment Shares and Advisory Shares to which the Registration Statement and Prospectus relate have been duly authorized and, if and when issued upon the exercise of the related warrants in accordance with their respective terms, will be duly and validly authorized and issued, fully paid and non-assessable; and

3. The Engagement Shares to which the Registration Statement and Prospectus relate have been duly and validly authorized and issued as fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, British Columbia and Ontario but not admitted to practice in the Yukon Territory. However, we are generally familiar with the Business Corporations Act of the Yukon Territory (the "YBCA"), under which the Company has been duly and validly continued. We have made such inquiries with respect to the YBCA as we consider necessary to render this opinion with respect to a Yukon Territory corporation.

This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the Yukon Territory, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters."

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson

HIO/